Exhibit 99.1

NEWS
Federal Realty Investment Trust
RELEASE	1626 East Jefferson Street
Rockville, MD 20852
www.federalrealty.com

FOR IMMEDIATE RELEASE
Investor Inquiries	Media Inquiries
Andrew Blocher	Kristine Warner
Vice President, Capital Markets & Investor Relations	Director, Corporate Communications
301/998-8166	301/998-8212
ablocher@federalrealty.com	kwarner@federalrealty.com

FEDERAL REALTY INCREASES 2003 AND 2004 EARNINGS EXPECTATIONS

- Santana Row Fire Insurance Claim Settled For $129 Million -

ROCKVILLE, Md. (January 13, 2004) – Federal Realty Investment Trust (NYSE:FRT) today increased its previously issued Funds From Operations (“FFO”) per diluted share guidance to $2.69 in 2003, and to a range of $2.78 to $2.82 in 2004. The increase in FFO guidance results from the final settlement of the Santana Row fire insurance claim, and is net of the $0.07 per diluted share impact related to the redemption of preferred shares in the second quarter of 2003 pursuant to EITF Issue D-42. The final $27 million insurance payment, stemming from the August 2002 fire at Santana Row, brings total payments received as a result of the Trust’s claims to $129 million.

“We worked extremely hard to get this very satisfactory outcome to our fire insurance claim and are pleased to bring this chapter of the property’s history to a close” commented Donald C. Wood, Federal Realty’s president and chief executive officer. “Santana Row is progressing from Federal Realty’s greatest risk to our greatest opportunity.”

Federal Realty has accounted for the previous $102 million of fire insurance proceeds received as a reduction to the cost basis of Santana Row. With respect to this final payment of insurance proceeds, Federal Realty will realize lost income and operating expense recovery of approximately $8 million and $3 million, in 2003 and 2004 respectively, with the remainder of the insurance proceeds credited to Santana Row’s cost basis. The Trust’s total cost estimate for the first phase of Santana Row, net of insurance proceeds, remains unchanged at $443 million.

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The income portion of the insurance reimbursement was specifically excluded from previous net income and funds from operations guidance provided by management. As a result, Federal Realty has increased both its FFO per diluted share and net income per diluted share guidance as detailed below.

Federal Realty Investment Trust
Reconciliation of EPS to FFO Guidance
(in $ millions, except per share data)

	2003			2003
	Annual Forecast			Annual Forecast
	Funds from Operations			FFO per share

Net Income Available to Common Shareholders	$77			$1.59
(Gain) on Sale of Real Estate	$(20)			$(0.41)
Depreciation and Amortization of Real Estate	$72			$1.48
Income Attributable to Operating Partnership Units	$1			$0.03

Funds from Operations	$130			$2.69

Weighted Average Shares (diluted)	48.6

	2004			2004
	Annual Forecast			Annual Forecast
	Funds from Operations			FFO per share

Net Income Available to Common Shareholders	$58	to	$60	$1.15	to	$1.19
Depreciation and Amortization of Real Estate	81		81	1.61		1.61
Income Attributable to Operating Partnership Units	1		1	0.02		0.02

Funds from Operations	$140	to	$142	$2.78	to	$2.82

Weighted Average Shares (diluted)	50.5

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of shopping centers and Street Retail properties. Federal Realty’s portfolio contains approximately 16.2 million square feet located primarily in strategic metropolitan markets in the Northeast, Mid-Atlantic, and Western United States. The operating portfolio was 94% occupied by over 2,000 national, regional, and local retailers as of September 30, 2003, with no single tenant accounting for more than 2.5% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 36 consecutive years, the longest consecutive record in the REIT industry. Shares of Federal Realty are traded on the NYSE under the symbol FRT. Additional information about Federal Realty can be found on the Internet at www.federalrealty.com.

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Safe Harbor Language
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Although Federal Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The factors that may impact these expectations include:

     • risks of financing, such as our ability to consummate additional financings or obtain replacement financing on terms which are        acceptable to us, our ability to meet existing financial covenants, and the possibility of increases in interest rates that would result in        increased interest expense;

     • risks that our growth will be limited if we cannot obtain additional capital;

     • risks normally associated with the real estate industry, including risks that our tenants will not pay rent or that we may be unable to        renew leases or re-let space at favorable rents as leases expire, that new acquisitions or our development, construction and renovation        projects, including our Santana Row project, may fail to perform as expected, that competition for acquisitions could result in        increased prices, that we may have environmental risks at our properties, and, because real estate is illiquid, that we may not be able        to sell properties when appropriate;

     • risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status        as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure        to qualify as a REIT; and

     • those additional risks detailed from time to time in our SEC reports, including our current report on Form 8-K filed with the SEC on        March 25, 2003, our annual report on Form 10-K filed with the SEC on March 26, 2003, and our quarterly reports on Form 10-Q.

Federal Realty assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.